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                                                                      EXHIBIT 11


                                       STERICYCLE, INC. AND SUBSIDIARIES
                                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                                  (UNAUDITED)

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
                                                For the three months                   For the six months
                                                   ended June 30,                        ended June 30,
                                                --------------------                  --------------------
                                                1997            1996                  1997            1996
                                                ----            ----                  ----            ----
Weighted average common shares..........  10,142,056       6,695,229             10,071,610       6,155,940

Assumed conversion of Safeway note......           0          98,001                      0          98,001


Net effect of dilutive stock options
 and warrants based on the treasury
 stock method using the mid-point of
 the offering price of $9.00 per share
 until the initial public offering on
 August 23, 1996........................           0         623,877                      0         743,256

Common stock issuable upon assumed
 conversion of stock options and
 warrants...............................     448,713               0                482,530               0
                                          ----------       ---------             ----------       ---------
Total                                     10,590,769       7,417,107             10,554,140       6,997,197
                                          ----------       ---------             ----------       ---------
                                          ----------       ---------             ----------       ---------

Net income (loss)                               $180           ($747)                  $282         ($1,094)
                                          ----------       ---------             ----------       ---------
                                          ----------       ---------             ----------       ---------

Per share amount                               $0.02          ($0.10)                 $0.03          ($0.16)
                                          ----------       ---------             ----------       ---------
                                          ----------       ---------             ----------       ---------

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